EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS THIRD QUARTER RESULTS;
MANAGEMENT REVISES EARNINGS GUIDANCE
•	Strong U.S. dollar continued to negatively affect results
•	Sales +4% in local currencies (comps +1%), but -2% as reported
•	EPS of 70 cents -8% from last year’s 76 cents excluding charge
•	Strong free cash flow
New York, N.Y., November 24, 2015 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“third quarter”) ended October 31, 2015. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales rose 4%; on a reported basis, worldwide net sales were 2% below the prior year. Net earnings declined 8% (excluding a prior-year charge noted below) partly reflecting the negative effects from the strong U.S. dollar. Management is now projecting net earnings for the year ending January 31, 2016 to be 5%-10% below last year’s $4.20 per diluted share (excluding charges in both years), and is also now projecting free cash flow in excess of $500 million for the year.

In the third quarter:

•
Worldwide net sales on a constant-exchange-rate basis rose 4% and comparable store sales increased 1% due to growth in Japan, Europe and Asia-Pacific partly offset by lower sales in the Americas. Sales growth was led by higher sales of fashion gold jewelry and statement jewelry. Reported in U.S. dollars, worldwide net sales were $938 million, versus $960 million a year ago.

•	Net earnings were $91 million, or $0.70 per diluted share, compared with $99 million, or $0.76 per diluted share, when excluding a pre-tax charge of $94 million, or $61 million and

•
$0.47 per diluted share after-tax, on the extinguishment of debt related to prepaying $400 million of long-term debt (see “Non-GAAP Measures”); and the year-over-year decline reflected the lower sales and higher selling, general and administrative expenses partly offset by a higher gross margin. On a reported basis, which included that charge, net earnings in last year’s third quarter were $38 million, or $0.29 per diluted share.

In the nine months (“year-to-date”) ended October 31:

•
Worldwide net sales and comparable store sales on a constant-exchange-rate basis rose 4% and 2%, respectively. Reported in U.S. dollars, worldwide net sales of $2.9 billion were 2% below the prior year.

•
Net earnings of $307 million, or $2.37 per diluted share, were 12% lower than last year’s $349 million, or $2.69 per diluted share, when excluding the debt extinguishment charge in last year’s third quarter and an impairment charge in this year’s second quarter for a loan to a diamond mining company (see “Non-GAAP Measures”); the year-over-year decline was due to lower sales and higher selling, general and administrative expenses partly offset by a higher gross margin; on a reported basis, which included the charges in both years, net earnings rose 4%.

Frederic Cumenal, chief executive officer, said, “As expected, the strong U.S. dollar continued to put pressure on our financial results, specifically from the translation of non-U.S. sales into dollars and on foreign tourist spending in the U.S. In addition, we believe that volatile, uncertain economic and market conditions in the U.S. and other regions are affecting consumer spending, causing us to maintain a cautious near-term outlook. However, focusing on what we can control, we’re pleased with our progress this year in expanding our store base and introducing and communicating compelling new product designs. And we are focused on efforts to manage our operations and inventories more efficiently to enhance cash flow. We are well prepared to delight our customers as they celebrate this holiday season, and our management team’s longer-term strategy continues to call for further strengthening Tiffany’s solid position among global luxury brands, which we believe will ultimately drive improved financial results.”

Net sales highlights by region were as follows:

•	In the Americas, on a constant-exchange-rate basis total sales and comparable store sales in the third quarter were 5% and 6% below the prior year, respectively, (compared with an 11%

comparable store sales increase last year), and year-to-date total and comparable store sales declined 1% and 2%, respectively. The declines in both periods reflected sharply lower foreign tourist spending in the U.S. which management attributes to the strong U.S. dollar, while sales to U.S. customers were roughly equal to the prior year. There was healthy comparable store sales growth in Canada and Latin America. Reported in U.S. dollars, total sales of $425 million in the third quarter and $1.3 billion in the year-to-date were below the prior year by 7% and 3%, respectively.

•
In the Asia-Pacific region, on a constant-exchange-rate basis total sales increased 6% in the third quarter and comparable store sales increased 2%, while total sales and comparable store sales in the year-to-date increased 6% and 4%, respectively. In the quarter, on a constant-exchange-rate basis the Company continued to experience healthy sales growth in China and Australia, while sales again declined in Hong Kong and Macau. Reported in U.S. dollars, total sales declined 2% to $238 million in the quarter while sales of $743 million in the year-to-date were unchanged from the prior year.

•
In Japan, on a constant-exchange-rate basis total sales and comparable store sales in the third quarter rose 34% and 24%, respectively, largely reflecting a continuation of considerably higher sales to foreign tourists as well as increased local customer demand; in the year-to-date, on that same basis total sales and comparable store sales rose 10% and 3%, respectively. Reported in U.S. dollars, total sales increased 17% to $133 million in the third quarter, and declined 6% to $380 million in the year-to-date.

•
In Europe, on a constant-exchange-rate basis total sales rose 9% in the third quarter and comparable store sales rose 6%, due to broad-based growth across the region tied to higher spending by foreign tourists and, to a lesser extent, an increase in spending by local customers; total and comparable store sales on that same basis in the year-to-date increased 16% and 14%, respectively. Reported in U.S. dollars, total sales in Europe declined 2% to $112 million in the third quarter and rose 1% to $338 million in the year-to-date.

•
Other sales on a constant-exchange-rate basis increased 8% in the third quarter and declined 6% in the year-to-date; comparable store sales on that same basis declined 3% and rose 2% in the respective periods. Reported in U.S. dollars, Other sales of $30 million in the third quarter were approximately equal to the prior year, and declined 13% to $87 million in the year-to-date.

•
Tiffany opened two Company-operated stores in the third quarter: in Santiago, Chile; and in Macau, while closing one in Korea; it has added 10 stores, net of closings, in the year-to-date. At October 31, 2015, the Company operated 305 stores (125 in the Americas, 79 in Asia-Pacific, 56 in Japan, 39 in Europe, and five stores in the United Arab Emirates and one in Russia), versus 294 stores a year ago (122 in the Americas, 72 in Asia-Pacific, 56 in Japan, 38 in Europe, and five in the U.A.E. and one in Russia).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) in the third quarter rose to 60.2%, from 59.5% a year ago, and in the year-to-date was 59.7%, versus 59.2% a year ago. The year-over-year increases benefited from favorable product input costs as well as price increases partly necessitated by the strong U.S. dollar, partially offset by a shift in sales mix to higher-priced, relatively lower-margin products, and in the third quarter higher wholesale sales of diamonds.

•
SG&A expenses increased 1% in the third quarter, as higher store-related and pension costs were largely offset by the translation effect of the strong U.S. dollar and lower variable labor costs. SG&A expenses rose 5% in the year-to-date due to the above-mentioned factors and higher marketing spending. Excluding the translation effect from the strong U.S. dollar, SG&A expenses would have increased 6% and 10% in the third quarter and year-to-date.

•
Interest and other expenses, net of $15 million in the third quarter were unchanged from the prior year and year-to-date expenses of $38 million were lower than the prior year. In both periods, lower interest expense reflected the redemption of long-term debt in October 2014 by using proceeds from an issuance of lower-rate long-term debt. However, the third quarter and year-to-date were also affected by varying degrees of foreign currency transaction losses.

•	The effective tax rates were 35.5% in the third quarter and 34.8% in the year-to-date, compared with 35.5% and 35.3% in the respective prior-year periods.

•	Net inventories of $2.3 billion at October 31, 2015 were 8% lower than the prior year; excluding the translation effect of the strong U.S. dollar, net inventories declined 4%.

•	Capital expenditures were $159 million in the year-to-date, versus $153 million a year ago.

•
The Company spent approximately $60 million in the third quarter to repurchase its shares at an average cost of $80 per share, and has spent approximately $116 million in the year-to-date at an average cost of $84 per share. At October 31, 2015, approximately $157 million remained authorized for repurchases under a $300 million, three-year program that expires in March 2017.

•
Cash and cash equivalents and short-term investments were $725 million at October 31, 2015, up from $383 million a year ago. Total debt (short-term and long-term) as a percentage of stockholders’ equity was 38% and 37% at October 31, 2015 and 2014, respectively.

Full Year Outlook:
In light of third quarter results, negative effects from the strong U.S. dollar and increased global uncertainties, management now expects net earnings in the year ending January 31, 2016 to be 5%-10% below last year’s $4.20 per diluted share (excluding the loan impairment charge in the second quarter of 2015 and a debt extinguishment charge in 2014). This forecast does not assume recording any additional loan impairment charges; continues to assume improving inventory productivity and capital expenditures of $260 million; and projects free cash flow in excess of $500 million ($100 million higher than the previous forecast). All assumptions and expectations are approximate and may or may not prove valid.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Next Scheduled Announcement:
The Company expects to report its holiday sales results on Tuesday January 19, 2016. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for the current fiscal year and future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as 'expects,' 'anticipates,' 'forecasts,' 'plans,' 'believes,' 'continues,' 'may,' 'will,' and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's objectives, expectations and beliefs with respect to store openings and closings, product introductions, sales, sales growth, retail prices, gross margin, expenses, operating margin, effective income tax rate, net earnings and net earnings per share, inventories, capital expenditures, cash flow, liquidity, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company's significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company's product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company's risk factors, as they may be amended from time to time, set forth in the Company's filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2015 vs. 2014			Year-to-date 2015 vs. 2014
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(2)%	(6)%	4%	(2)%	(6)%	4%
Americas	(7)	(2)	(5)	(3)	(2)	(1)
Asia-Pacific	(2)	(8)	6	—	(6)	6
Japan	17	(17)	34	(6)	(16)	10
Europe	(2)	(11)	9	1	(15)	16
Other	(1)	(9)	8	(13)	(7)	(6)
Comparable Store Sales:
Worldwide	(5)%	(6)%	1%	(5)%	(7)%	2%
Americas	(9)	(3)	(6)	(4)	(2)	(2)
Asia-Pacific	(5)	(7)	2	(2)	(6)	4
Japan	9	(15)	24	(12)	(15)	3
Europe	(5)	(11)	6	(2)	(16)	14
Other	(18)	(15)	(3)	(10)	(12)	2

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2015. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

	Nine Months Ended October 31, 2015
(in millions, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$300.7	$2.32
Impairment charge [a]	6.3	0.05
Net earnings, as adjusted	307.0	2.37

[a]	On a pre-tax basis, includes a charge of $9.6 million within Selling, general and administrative expenses associated with an impairment charge related to a financing arrangement with Koidu Limited.

	Three Months Ended October 31, 2014
(in millions, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$38.3	$0.29
Debt extinguishment [b]	61.0	0.47
Net earnings, as adjusted	$99.3	$0.76

	Nine Months Ended October 31, 2014
(in millions, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$288.0	$2.22
Debt extinguishment [b]	61.0	0.47
Net earnings, as adjusted	$349.0	$2.69

[b]
On a pre-tax basis, includes a charge of $93.8 million within Loss on extinguishment of debt associated with the redemption of $400.0 million in aggregate principal amount of long-term debt prior to their scheduled maturities which ranged from 2015 to 2019.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2015	2014	2015	2014
Net sales	$938.2	$959.6	$2,891.2	$2,964.7

Cost of sales	373.7	388.7	1,164.7	1,209.1

Gross profit	564.5	570.9	1,726.5	1,755.6

Selling, general and administrative expenses	408.1	402.4	1,227.3	1,168.8

Earnings from operations	156.4	168.5	499.2	586.8

Interest and other expenses, net	15.2	15.4	38.1	47.8

Loss on extinguishment of debt	—	93.8	—	93.8

Earnings from operations before income taxes	141.2	59.3	461.1	445.2

Provision for income taxes	50.2	21.0	160.4	157.2

Net earnings	$91.0	$38.3	$300.7	$288.0

Net earnings per share:

Basic	$0.71	$0.30	$2.33	$2.23
Diluted	$0.70	$0.29	$2.32	$2.22

Weighted-average number of common shares:

Basic	128.6	129.4	129.0	129.2
Diluted	129.1	130.0	129.5	129.9

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	October 31, 2015	January 31, 2015	October 31, 2014
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$725.1	$731.5	$383.4
Accounts receivable, net	206.5	195.2	177.3
Inventories, net	2,347.0	2,362.1	2,560.4
Deferred income taxes	102.0	102.6	104.7
Prepaid expenses and other current assets	204.2	220.0	284.6

Total current assets	3,584.8	3,611.4	3,510.4

Property, plant and equipment, net	912.2	899.5	888.1
Other assets, net	668.8	669.7	598.5

	$5,165.8	$5,180.6	$4,997.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$198.3	$234.0	$196.9
Current portion of long-term debt	82.6	—	—
Accounts payable and accrued liabilities	323.6	318.0	344.3
Income taxes payable	30.6	39.9	25.7
Merchandise credits and deferred revenue	73.4	66.1	67.7

Total current liabilities	708.5	658.0	634.6

Long-term debt	798.1	882.5	889.5
Pension/postretirement benefit obligations	545.8	524.2	284.4
Other long-term liabilities	184.5	200.7	208.5
Deferred gains on sale-leasebacks	57.9	64.5	71.3
Stockholders’ equity	2,871.0	2,850.7	2,908.7

	$5,165.8	$5,180.6	$4,997.0